Exhibit 99.1

Data443 Announces General Availability of Vaikora, an AI Runtime Enforcement Platform for Agentic AI

Inline allow, block and constrain controls for AI actions, data flows and agent-to-agent communication — with an audit record for every enforced decision

RESEARCH TRIANGLE PARK, N.C., October 14, 2026 — Data443 Risk Mitigation, Inc. (OTCPK: ATDS) (“Data443” or the “Company”), a data security and privacy software company for “All Things Data Security,” today announced the general availability of Vaikora, its AI runtime enforcement and control platform.

Vaikora is designed to sit inline between artificial intelligence systems and the actions those systems take. Rather than inspecting AI behavior after the fact, Vaikora evaluates each action against policy at runtime and allows it, blocks it, or constrains it — and records what happened.

What Vaikora enforces

●	Agent actions — tool and function calls an AI agent attempts to execute on a customer’s systems.
●	Data flows — what an AI system is permitted to read, retain, transmit, or expose, and to whom.
●	Governance policy — organization-defined rules applied consistently across models rather than re-implemented per application.
●	Agent-to-agent communication — the messages autonomous components exchange with one another.

Vaikora is designed to operate with commercial models and with specific open-source models, so that a single policy layer can govern a heterogeneous AI estate rather than binding an organization to one vendor’s controls.

How this applies to today’s market

Enterprises are moving AI agents out of pilots and into production, where those agents act on real systems and real data. The access controls most organizations already own were designed for human users and for applications — not for autonomous software acting on a person’s behalf, at machine speed, across multiple models. Vaikora is Data443’s answer to that gap.

The platform is built on the same data classification, discovery and policy foundation the Company has shipped to enterprise and government customers for nearly a decade. Data443 serves more than 10,000 customers in over 100 countries, and has expanded that foundation through asset acquisitions including Cyren, ArcMail, FileFacets and TacitRed. Vaikora applies that lineage — knowing what data is, where it lives, and what may be done with it — to AI systems.

Availability

Vaikora is generally available today. The Company is also operating a strategic partner program for platform, cloud and security providers seeking to embed or resell runtime enforcement. Information on the platform and on partner participation is available at https://data443.com.

“Every enterprise I talk to has agents in production and no way to stop one when it does something it shouldn’t,” said Jason Remillard, Chief Executive Officer and Founder of Data443. “We have spent a decade answering the question of what a piece of data is and who is allowed to touch it. Vaikora takes that same discipline and puts it in front of the AI — in line, in real time, with a record of every decision. That is the control enterprises are asking for before they scale agents any further.”

About Data443 Risk Mitigation, Inc.

Data443 Risk Mitigation, Inc. (OTCPK: ATDS) provides software and services to enable secure data across devices and databases, both at rest and in transit, locally, on a network, or in the cloud. We are All Things Data Security™. With over 10,000 customers in more than 100 countries, Data443 offers a modern approach to data governance and security by identifying and protecting all sensitive data, regardless of location, platform, or format. Data443’s framework helps customers prioritize risk, identify security gaps, and implement effective data protection and privacy management strategies. Data443 is headquartered in Research Triangle Park, North Carolina. For more information, visit https://data443.com.

Contacts

Investor Relations

Matthew Abenante

ir@data443.com

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Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include all statements other than statements of historical fact, including statements regarding the anticipated capabilities, performance, availability, customer adoption and commercial reception of Vaikora; the Company’s strategic partner program; trends in enterprise adoption of artificial intelligence and related demand for runtime enforcement; and the Company’s plans for its artificial intelligence product portfolio. Words such as “anticipate,” “believe,” “continue,” “could,” “designed to,” “expect,” “intend,” “may,” “plan,” “potential,” “seek,” “should,” “will,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these words. Forward-looking statements are based on management’s current expectations and assumptions, are not guarantees of future performance, and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied. These risks and uncertainties include, among others: the Company’s history of losses, limited cash resources, need for additional financing and any substantial doubt about its ability to continue as a going concern; the early stage of commercial adoption of the Company’s artificial intelligence products and the possibility that Vaikora does not achieve market acceptance; the possibility that Vaikora does not perform as designed, fails to detect, block or record actions, or contains defects or vulnerabilities; the Company’s dependence on third-party artificial intelligence models, platforms and providers, whose products and terms may change; the Company’s ability to attract and retain strategic partners and resellers; rapid technological change and intense competition, including from larger and better-capitalized companies; the evolving legal and regulatory treatment of artificial intelligence, data privacy and cybersecurity; the Company’s ability to integrate acquired assets and technologies; the Company’s ability to protect its intellectual property; cybersecurity incidents affecting the Company or its customers; the Company’s dependence on key personnel; risks relating to the limited trading market for, and volatility of, the Company’s common stock, which may be considered a “penny stock,” and potential dilution from future financings; risks relating to the Company’s pending strategic transactions, including that they may not be completed on the anticipated terms or timeline or at all; and the other risks described under “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 and its subsequent Quarterly Reports on Form 10-Q and other reports filed with the Securities and Exchange Commission, available at www.sec.gov. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

“DATA443” and “All Things Data Security” are trademarks of Data443 Risk Mitigation, Inc. All other product names, trademarks and registered trademarks are the property of their respective owners. Use of these names, trademarks and brands does not imply endorsement.